Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$3,008,500	$302.96

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

February 2016
Pricing Supplement
Registration Statement No. 333-202524
Dated February 24, 2016
Filed Pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in International Equities

$3,008,500 Jump Securities Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due August 29, 2016

Principal at Risk Securities

The Jump Securities, which we refer to as the securities, offer the opportunity to earn a return based on the performance of the shares of the WisdomTree® Japan Hedged Equity Fund. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. Instead, if the final share price on the valuation date is greater than or equal to the initial share price, you will receive, in addition to the principal amount, a positive return on the securities equal to 11.00%, which we refer to as the upside payment. However, if the final share price on the valuation date is less than the initial share price, you will receive a payment that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the final share price from the initial share price. This amount may be significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors may lose their entire initial investment in the securities. The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and appreciation above the fixed upside payment in exchange for the upside payment that only applies if the final share price is greater than or equal to the initial share price. All payments on the securities are subject to the credit risk of HSBC.

SUMMARY TERMS
Issuer:		HSBC USA Inc.
Underlying shares:		Shares of the WisdomTree® Japan Hedged Equity Fund (the “index fund”)
Aggregate principal amount:		$3,008,500
Stated principal amount:		$10 per security
Issue price:		$10 per security
Pricing date:		February 24, 2016
Original issue date:		February 29, 2016
Maturity date:		August 29, 2016, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement
Payment at maturity:

•         If the final share price is greater than or equal to the initial share price,

$10 + upside payment

In no event will the payment at maturity exceed the sum of $10 and the upside payment.

•         If the final share price is less than the initial share price,

$10 × share performance factor

This amount will be less than the stated principal amount of $10 and could be zero. You may lose all of your investment.

Interest:		None
Upside payment:		$1.10 per security (11.00% of the stated principal amount).
Share performance factor:		Final share price / initial share price
Initial share price:		$41.49, which was the official closing price of the underlying shares on the pricing date
Final share price:		The official closing price of the underlying shares on the valuation date, subject to adjustment by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the ETF Underlying Supplement.
Official closing price:		The official closing price on any scheduled trading day will be the closing price of the index fund on that day, as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “DXJ <EQUITY>,” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Valuation date:		August 24, 2016, subject to postponement for non-trading days or certain market disruption events.
Estimated initial value:		The estimated initial value of the securities is less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. See “Risk Factors—The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP / ISIN:		40434N689 / US40434N6893
Listing:		The securities will not be listed on any securities exchange.
Agent:		HSBC Securities (USA) Inc., an affiliate of HSBC. See “Additional Information about the Jump Securities—Additional Provisions—Supplemental plan of distribution (conflicts of interest).”
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$10.000	$0.125(1)	$9.825
$0.050(2)
Total	$3,008,500	$37,606.25	$2,955,851.25
$15,042.50

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.175 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.125 for each security they sell. See “Additional Information About the Jump Securities—Additional Provisions— Supplemental plan of distribution (conflicts of interest)” on page 13.
(2)	Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

The estimated initial value of the securities as of the pricing date is $9.719 per security, which is less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 5 of this document for additional information.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 5 of this pricing supplement, and page S-1 of both the accompanying ETF Underlying Supplement and the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities, or determined that this pricing supplement or the accompanying ETF Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related ETF Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Jump Securities” beginning on page 11 of this pricing supplement.

The ETF Underlying Supplement dated March 5, 2015 at:
http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

The prospectus supplement dated March 5, 2015 at:
http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at:
http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks, including possible loss of the principal amount invested due to the credit risk of HSBC.

Jump Securities Based on the Performance of the
WisdomTree® Japan Hedged Equity Fund due August 29, 2016
Principal at Risk Securities

Investment Summary

Jump Securities

Principal at Risk Securities

The Jump Securities Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due August 29, 2016 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying shares that provides a fixed positive return of 11.00% if the underlying shares have appreciated at all as of the valuation date.

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.

The securities are exposed on a 1 to 1 basis to any percentage decline of the final share price from the initial share price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Six months
Upside payment:	$1.10 per security (11.00% of the stated principal amount).
Interest:	None
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.

Key Investment Rationale

This six-month investment does not pay interest but offers a fixed positive return of 11.00% if the final share price on the valuation date is greater than or equal to the initial share price. However, if the final share price is less than the initial share price, the payment at maturity will be less than $10 and could be zero. Accordingly, investors may lose their entire initial investment in the securities.

Upside Scenario	The final share price value is greater than or equal to the initial share price. In this scenario, we will pay $1.10 per security (111.00% of the stated principal amount). Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.10 (or the stated principal amount plus the actual upside payment) per security, and your return may be less than if you invested in the underlying shares directly.
Downside Scenario	The final share price is less than the initial share price. In this scenario, we will pay less than the stated principal amount of $10 per security by an amount proportionate to the decrease in the price of the underlying shares from the initial share price (e.g., a 40% depreciation in the underlying shares will result in the payment at maturity of $6 per security). There is no minimum payment at maturity, and you could lose your entire investment.

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Principal at Risk Securities

How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the underlying shares. The diagram is based on the following terms:

Stated principal amount:	$10 per security
Upside payment:	$1.10 (11.00% of the stated principal amount)
Maximum payment at maturity:	$11.00
Minimum payment at maturity:	None

Jump Securities Payoff Diagram

How it works

▪	Upside Scenario: If the final share price is greater than or equal to the initial share price, the payment at maturity on the securities is greater than the stated principal amount of $10 per security, but in all cases is equal to and will not exceed the stated principal amount of $10 per security plus the upside payment of $1.10 per security. Under the terms of the securities, an investor would receive the payment at maturity of $11.10 per security if the final share price is greater than or equal to the initial share price.

▪	Downside Scenario: If the final share price is less than the initial share price, the payment at maturity will be less than the stated principal amount of $10 per security by an amount that is proportionate to the percentage decrease in the final share price from the initial share price. For example, if the underlying shares have decreased by 25%, the payment at maturity would be $7.50 per security (75% of the stated principal amount). There is no minimum payment at maturity on the securities, and you could lose your entire investment.

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Investor Suitability

The securities may be suitable for you if:	The securities may not be suitable for you if:

▪     You seek an investment with a return linked to the potential positive performance of the underlying shares and you believe the price of the underlying shares will not decrease over the term of the securities.

▪     You are willing to invest in the securities based on the upside payment of 11.00%, which will limit your return at maturity.

▪     You are willing to make an investment that is exposed to the decline in the price of the underlying shares for each percentage point that the final share price is less than the initial share price.

▪     You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪     You are willing to forgo dividends or other distributions paid to holders of the stocks held by the index fund.

▪     You do not seek current income from your investment.

▪     You do not seek an investment for which there is an active secondary market.

▪     You are willing to hold the securities to maturity.

▪     You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

▪     You believe the price of the underlying shares will decline over the term of the securities.

▪     You are unwilling to invest in the securities based on the upside payment of 11.00%, which will limit your return at maturity.

▪     You are unwilling to make an investment that is exposed to the negative share performance factor on a 1-to-1 basis for each percentage point that the final share price is less than the initial share price.

▪     You seek an investment that provides full return of principal.

▪     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪     You prefer to receive the dividends or other distributions paid on the stocks held by the index fund.

▪     You seek current income from your investment.

▪     You seek an investment for which there will be an active secondary market.

▪     You are unable or unwilling to hold the securities to maturity.

▪     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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Risk Factors

We urge you to read the section “Risk Factors” on page S-1 of both the accompanying ETF Underlying Supplement and the prospectus supplement. Investing in the securities is not equivalent to investing directly in the underlying shares or the stocks held by the index fund. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement, including the explanation of risks relating to the securities described in the following sections of the ETF Underlying Supplement:

“— Risks relating to all note issuances” in the prospectus supplement;

“— General risks related to index funds” in the ETF Underlying Supplement;

“—Securities prices generally are subject to political, economic, financial, and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets” in the ETF Underlying Supplement;

“—Time differences between the domestic and foreign markets and New York City may create discrepancies in the trading level or price of the notes” in the ETF Underlying Supplement; and

“—The notes are subject to currency exchange risk” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	The securities do not pay interest or guarantee any return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of any of the principal amount at maturity. At maturity, you will receive for each $10 stated principal amount of securities that you hold, an amount in cash based on the final share price. If the final share price is less than the initial share price, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decrease in the closing price of the underlying shares, and in this scenario, you will lose a significant portion or all of your investment. You may lose up to 100% of the stated principal amount of the securities.

▪	The appreciation potential of the securities is fixed and limited. If the final share price is greater than or equal to the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $11.10 per security (11.00% of the stated principal amount), even if the final share price is significantly greater than the initial share price. See “How the Jump Securities Work” above.

▪	The market price of the securities will be influenced by many unpredictable factors. Many factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying shares and the securities held by the index fund, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.

▪	Investing in the securities is not equivalent to investing in the underlying shares. Investing in the securities is not equivalent to investing in the underlying shares or the stocks held by the index fund. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks held by the index fund.

▪	The amount payable on the securities is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price of the underlying shares on the valuation date, subject to adjustment for non-trading days and certain market disruption events. Even if the price of the underlying shares increases prior to the valuation date but then decreases on the valuation date to below the initial share price, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to that decrease.

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Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the closing price of the underlying shares on the valuation date.

▪	Adjustments to the underlying shares or the underlying index could adversely affect the value of the securities. The investment advisor to the index fund, WisdomTree® Asset Management, Inc. (the “investment advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. Under its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks held by the index fund. In addition, the publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the level of the underlying index. Further, the publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the securities.

▪	The underlying shares and the underlying index are different. The performance of the underlying shares may not exactly replicate the performance of the underlying index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the underlying index. It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the index fund, differences in trading hours between the underlying shares and the underlying index or due to other circumstances. The index fund generally invests at least 80% of its assets in securities of the underlying index. The index fund may invest the remainder of its assets in securities not included in the underlying index but which the investment advisor believes will help the index fund track the underlying index, and in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds, including shares of money market funds advised by the investment advisor.

▪	The performance and market value of the underlying shares during periods of market volatility may not correlate with the performance of the underlying index as well as the net asset value per share of the underlying shares. During periods of market volatility, securities underlying the index fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying shares and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying shares. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the market value of the underlying shares may vary substantially from the net asset value per share of the underlying shares. For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the underlying index as well as the net asset value per share of the underlying shares, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities and could lose your entire investment.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC

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Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We determined the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs will include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities, and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the underlying shares and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 3 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	Hedging and trading activity by our affiliates could potentially affect the value of the securities. One or more of our affiliates and/or third party dealers have carried out and will continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying shares or its component stocks), including trading in the underlying shares or stocks held by the index fund as well as in other instruments related to the underlying shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent

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dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying shares or stocks held by the index fund and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price and, therefore, could have increased the price at which the underlying shares must close on the valuation date so that an investor does not suffer a loss on the investor’s initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates determined the initial share price and the final share price, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the anti-dilution and reorganization adjustments to the underlying shares. These determinations may adversely affect the payout to you at maturity, if any. Although the calculation agent has made and will make all determinations and will take all action in relation to the securities in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions, including the determination of the initial share price, that might affect the value of your securities.

▪	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in the securities, please see the discussion under “Additional Information About the Jump Securities – Additional Provisions – Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

▪	The securities are subject to risks associated with Japanese equity securities. The index fund tracks the prices of Japanese equity securities. Investments in securities linked to the value of Japanese equity securities involve risks associated with the securities markets in Japan, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in Japan. Also, there is generally less publicly available information about Japanese companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in Japanese markets may be affected by political, economic, financial and social factors in Japan, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The value of the securities may decrease due to changes in the U.S. Dollar/Japanese Yen exchange rate. Although the equity securities that are held by the index fund are traded in Japanese yen, and the securities are denominated in U.S. dollars, the amount payable on the securities at maturity, if any, will not be adjusted for changes in the exchange rate between the U.S. dollar and the Japanese yen. Changes in the exchange rate, however, may also reflect changes in the Japanese economy that in turn may affect the price of the index fund, and therefore the securities. The amount we pay in respect of the securities on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

In addition, and as described in more detail in the ETF Underlying Supplement under “The WisdomTree® Japan Hedged Equity Fund,” the index fund intends to hedge against fluctuations in the relative value of the Japanese yen against the U.S. dollar by entering into forward currency contracts or currency futures contracts that are designed to offset the index fund’s exposure to the Japanese yen. If the U.S. dollar strengthens against the

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Japanese yen, the price of the index fund will be adversely affected if the hedging strategy does not fully offset the effect of the U.S. dollar strengthening against the Japanese yen, and, in such a scenario, the value of the securities may be reduced.

▪	The securities are subject to currency hedge risk. The underlying index provides exposure to Japanese equity markets, and also seeks to minimize exposure to fluctuations of the exchange rate between the Japanese yen and the U.S. dollar. The index fund seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the underlying index. In order to track the underlying index, the index fund intends to enter into forward currency contracts or currency futures contracts that ware designed to reflect the underlying index’s attempt to minimize the effect of fluctuations of the currency exchange rate between the Japanese yen and the U.S. dollar. While the index fund and the underlying index are designed and intended to have higher returns when the U.S. dollar strengthens relative to the Japanese yen as compared to a similar unhedged investment, various factors relating to trading in international currencies may prevent the index fund and the underlying index from fully reducing exposure to the risk of the U.S. dollar strengthening relative to the Japanese yen, which may adversely impact the value of the securities. The index fund and the underlying index are also designed and intended to have lower returns when the U.S. dollar is weakening relative to the Japanese yen. As a result, the weakening of the U.S. dollar relative to the Japanese yen will likely have less of a positive impact on the value of the securities (as compared to returns of a similar unhedged investment).
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Information About the WisdomTree® Japan Hedged Equity Fund

WisdomTree® Japan Hedged Equity Fund is an exchange-traded fund incorporated in the U.S. (the “Fund”). The Fund seeks investment results that correspond to the WisdomTree® Japan Hedged Equity Index. The Fund invests in dividend paying companies incorporated in Japan and listed on the Tokyo Stock Exchange, while neutralizing the risk of the Japanese yen's fluctuations relative to the U.S. dollar.

Information as of market close on February 24, 2016:

Bloomberg Ticker Symbol:	DXJ
Current Share Closing Price:	$41.49	52 Week High (on 6/1/2015):	$57.94
52 Weeks Ago:	$50.85	52 Week Low (on 2/11/2016):	$39.08

Historical Information

The following graph sets forth the historical performance of the underlying shares based on the daily historical closing prices from January 1, 2008 through February 24, 2016. We obtained the closing prices below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

Historical Performance of the Underlying Shares – Daily Closing Prices January 1, 2008 to February 24, 2016

February 2016	Page 10

Jump Securities Based on the Performance of the
WisdomTree® Japan Hedged Equity Fund due August 29, 2016
Principal at Risk Securities

The following table sets forth the quarterly high, low, and closing prices of the underlying shares for each calendar quarter in the period from January 1, 2008 through February 24, 2016. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of underlying shares should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2008	3/31/2008	$56.87	$44.88	$47.75
4/1/2008	6/30/2008	$45.88	$41.17	$42.35
7/1/2008	9/30/2008	$42.35	$34.83	$36.53
10/1/2008	12/31/2008	$36.53	$26.41	$33.98
1/1/2009	3/31/2009	$33.98	$24.80	$28.28
4/1/2009	6/30/2009	$33.57	$28.28	$32.75
7/1/2009	9/30/2009	$35.99	$32.12	$35.02
10/1/2009	12/31/2009	$35.02	$32.22	$33.93
1/1/2010	3/31/2010	$36.87	$33.93	$36.44
4/1/2010	6/30/2010	$36.99	$30.68	$30.75
7/1/2010	9/30/2010	$32.08	$29.96	$31.07
10/1/2010	12/31/2010	$33.42	$29.80	$32.93
1/1/2011	3/31/2011	$35.55	$28.90	$31.81
4/1/2011	6/30/2011	$32.12	$29.66	$31.18
7/1/2011	9/30/2011	$31.97	$27.23	$28.05
10/1/2011	12/31/2011	$28.52	$26.30	$27.04
1/1/2012	3/31/2012	$31.94	$27.04	$31.83
4/1/2012	6/30/2012	$31.83	$25.95	$28.62
7/1/2012	9/30/2012	$28.83	$26.17	$27.28
10/1/2012	12/31/2012	$31.81	$26.54	$31.81
1/1/2013	3/31/2013	$38.15	$31.62	$37.25
4/1/2013	6/30/2013	$45.64	$35.21	$39.35
7/1/2013	9/30/2013	$42.68	$37.86	$41.35
10/1/2013	12/31/2013	$44.40	$39.09	$44.40
1/1/2014	3/31/2014	$44.40	$39.36	$41.35
4/1/2014	6/30/2014	$44.19	$39.16	$43.11
7/1/2014	9/30/2014	$46.18	$42.34	$45.70
10/1/2014	12/31/2014	$50.25	$40.91	$47.13
1/1/2015	3/31/2015	$54.02	$45.40	$52.77
4/1/2015	6/30/2015	$57.94	$52.58	$54.76
7/1/2015	9/30/2015	$55.79	$45.69	$46.59
10/1/2015	12/31/2015	$53.37	$46.59	$50.08
1/1/2016	2/24/2016*	$50.08	$39.08	$41.49

* This document includes information for the first calendar quarter of 2016 for the period from January 1, 2016 through February 24, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

February 2016	Page 11

Jump Securities Based on the Performance of the
WisdomTree® Japan Hedged Equity Fund due August 29, 2016
Principal at Risk Securities

Additional Information About the Jump Securities

Please read this information in conjunction with the other terms set forth in this document.

Additional Provisions
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40434N689
ISIN:	US40434N6893
Minimum ticketing size:	$1,000/100 securities
Tax considerations:

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities could be treated as pre-paid executory contracts with respect to the underlying shares. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the securities as pre-paid executory contracts with respect to the underlying shares. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale or exchange as short-term capital gain or loss.

We will not attempt to ascertain whether the index fund or any of the entities whose stock is included in the index fund would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the index fund were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the index fund and consult your tax advisor regarding the possible consequences to you if the index fund or one or more of the entities whose stock is included in the index fund is or becomes a PFIC or a USRPHC.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the U.S. Treasury Department requested comments as to whether the purchaser of certain securities (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a security is required to accrue income in respect of the security prior to the receipt of payments under the security or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of a security could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to securities issued before January 1, 2017. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the securities will only apply to dispositions after December 31, 2018.

For a further discussion of U.S. federal income tax consequences related to the securities, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Events of default and acceleration:	If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in this pricing supplement. In that case, the scheduled trading day preceding the date of acceleration will be used as the valuation date for purposes of determining the final share price. If a market disruption event exists with respect to the underlying shares on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final valuation date).

February 2016	Page 12

Jump Securities Based on the Performance of the
WisdomTree® Japan Hedged Equity Fund due August 29, 2016
Principal at Risk Securities

The accelerated maturity date will also be postponed by an equal number of business days.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities.  For more information, see “Description of Debt Securities—Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $0.175 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.125 for each security they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-59 in the prospectus supplement.

Where you can find more information:

This pricing supplement relates to an offering of securities linked to the underlying shares. The purchaser of the securities will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of securities relates to the underlying shares, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying shares or any component security included in the underlying shares or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and ETF Underlying Supplement dated March 5, 2015. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or ETF Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of both the accompanying ETF Underlying Supplement and the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The ETF Underlying Supplement at:
http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

The prospectus supplement at:
http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at:
http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Validity of the securities:	In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

February 2016	Page 13